Exhibit 99.1

         Angelica Announces First Quarter Fiscal 2004 Financial Results

     ST. LOUIS--(BUSINESS WIRE)--May 24, 2004--Angelica Corporation (NYSE: AGL), a leading provider of healthcare linen management services, today announced first quarter fiscal year 2004 financial results for the period ended May 1, 2004. For reference, during the first quarter of fiscal year 2004 Angelica announced its intention to sell its Life Uniform retail division and focus on its healthcare linen services business. Therefore, beginning in first quarter fiscal year 2004, Life Uniform results are shown as discontinued operations for all periods presented.
     First quarter revenues from continuing operations increased 8.9% to $77.7 million from $71.4 million in first quarter fiscal 2003. The December, 2003 acquisition of the Tampa Bay plant plus organic growth contributed to the revenue increase. The April, 2004 acquisition of the Duke University Health System Laundry had minimal impact on first quarter fiscal year 2004 revenues but will add to revenues in the remainder of the year. Net income from continuing operations increased 11.8% to $2.5 million or $.28 per share ($.27 diluted), compared with $2.3 million or $.26 per share ($.25 diluted) in the same period last year. Increased costs of natural gas, linen and labor, as well as start-up expenses associated with new laundry facilities in Columbia, SC and Durham, NC, more than offset the income impact of revenue gains from continuing operations. However, the Company realized $2.1 million of pre-tax non-operating income from the sale of its Miami property, where operations were closed down in January, 2000, and from proceeds on life insurance policies owned by the Company.
     The first quarter net loss from the discontinued Life Uniform operations was $2.4 million. This included net income of $0.7 million from store operations offset by a $3.1 million estimated net loss on disposal of the discontinued segment. The Company has entered into exclusive negotiations with a potential buyer for Life Uniform and expects to conclude the sale of Life Uniform during the second quarter of fiscal year 2004. The Company noted that the ultimate charge associated with disposal of this segment may change based on these negotiations, and there can be no guarantee there will not be additional net loss on disposal, or that the Life Uniform sale will be completed.
     Commenting on the results, Steve O'Hara, President and CEO, said, "Despite the severe natural gas and fuel cost pressures being felt in our business and other energy intensive businesses, as well as extra expense associated with union efforts currently targeted against the Company, we continue to expect to deliver fiscal year 2004 earnings per share between $1.15 and $1.30. This reflects aggressive cost management efforts without compromising our long-term healthcare focus. For example, we are consolidating the healthcare volume of our two east Florida facilities into one facility, with the intention of selling the non-healthcare business and the vacant facility. We expect this consolidation will result in improved operating income performance for the combined operations in fiscal 2004."
     Mr. O'Hara continued, "We remain committed to building our healthcare linen business profitably, both organically and through acquisition. In addition, we continue to invest in our plants to make them more energy and labor efficient so that we can provide our healthcare customers quality linen service at an excellent value."
     Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. The Company also operates a national chain of retail healthcare uniform and shoe stores with a fully-integrated catalogue and e-commerce operation as a discontinued operation pending sale of this division.

     Forward-Looking Statements

     Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, disruption to the Company's operation by union activities, the ability of the Company to sell the Life Uniform segment under financial terms and conditions currently anticipated, the ability of the Company to accomplish its strategy of re-directing its resources to its healthcare linen management business in a timely and financially advantageous manner, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of certain expense reduction initiatives, the ability to obtain financing in required amounts and at appropriate rates, the ability to identify, negotiate, fund and integrate acquisitions, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.

Unaudited results for first quarter ended May 1, 2004 compared with first quarter ended April 26, 2003
(dollars in thousands, except per share amounts):

                                        First Quarter Ended
                                        --------------------
                                         May 1,    April 26,  Percent
                                          2004       2003    Inc (Dec)
                                        --------- ---------- ---------
Continuing Operations:
Textile service revenues                $ 77,730  $  71,383       8.9%
Cost of textile services                 (65,563)   (57,795)     13.4%
                                         --------  --------- ---------
 Gross profit                             12,167     13,588     -10.5%
Selling, general and administrative
 expenses                                (10,180)   (10,009)      1.7%
Other operating expense, net                (254)       (47)    440.4%
                                         --------  --------- ---------
 Income from operations                    1,733      3,532     -50.9%
Interest expense                            (280)      (225)     24.4%
Non-operating income, net                  2,100         37    5575.7%
                                         --------  --------- ---------
 Income from continuing operations
  before taxes                             3,553      3,344       6.3%
Provision for income taxes                (1,030)    (1,087)     -5.2%
                                         --------  --------- ---------
Income from continuing operations          2,523      2,257      11.8%
                                         --------  --------- ---------
Discontinued Operations:
Income from operations of discontinued
 segment, net of tax                         672         83     709.6%
Loss on disposal of discontinued
 segment, net of tax                      (3,064)         -      nm
                                         --------  --------- ---------
(Loss) income from discontinued
 operations                               (2,392)        83      nm
                                         --------  --------- ---------
Net income                              $    131  $   2,340     -94.4%
                                         ========  ========= =========
Basic earnings per share:
 Income from continuing operations      $   0.28  $    0.26       7.7%
 (Loss) income from discontinued
  operations                               (0.27)      0.01      nm
                                         --------  --------- ---------
Net income                              $   0.01  $    0.27     -96.3%
                                         ========  ========= =========

Diluted earnings per share:
 Income from continuing operations      $   0.27  $    0.25       8.0%
 (Loss) income from discontinued
  operations                               (0.26)      0.01      nm
                                         --------  --------- ---------
Net income                              $   0.01  $    0.26     -96.2%
                                         ========  ========= =========

Unaudited condensed balance sheets as of May 1, 2004 and January 31, 2004 (dollars in thousands):

                                                   May 1,  January 31,
                                                    2004      2004
                                                  -------- -----------
ASSETS
------
Current Assets:
 Cash and short-term investments                  $    893   $  2,188
 Receivables, net                                   38,208     36,978
 Inventories                                           241        209
 Linens in service                                  36,362     35,255
 Prepaid expenses and other current assets           3,747      4,513
 Deferred income taxes                               8,105      5,036
 Assets of discontinued segment held for sale       21,504     24,498
                                                   --------   --------
   Total Current Assets                            109,060    108,677

Property and Equipment, net                         92,482     82,252
Other Long-Term Assets                              44,657     44,852
                                                   --------   --------
Total Assets                                      $246,199   $235,781
                                                   ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current Liabilities:
 Current maturities of long-term debt             $      3   $      3
 Accounts payable                                   17,642     18,343
 Accrued wages and other compensation                4,754      5,092
 Other accrued liabilities                          24,896     21,729
 Liabilities of discontinued segment held for sale   7,133      7,783
                                                   --------   --------
   Total Current Liabilities                        54,428     52,950

Long-Term Debt, less current maturities             26,742     19,542
Other Long-Term Obligations                         18,986     16,629
Shareholders' Equity                               146,043    146,660
                                                   --------   --------
Total Liabilities and Shareholders' Equity        $246,199   $235,781
                                                   ========   ========

    CONTACT: Angelica Corporation, St. Louis
             Steve O'Hara or Jim Shaffer, 314-854-3800 or
             Integrated Corporate Relations, Inc.
             John Mills, 310-395-2215